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                  [Letterhead of Cruttenden Roth Incorporated]



                          FINANCIAL ADVISOR'S CONSENT


         The undersigned hereby consents to the inclusion as an exhibit to this Registration Statement on Form S-4 of National Media Corporation of our opinion to the Board of Directors of Positive Response Television, Inc. ("PRT"), dated December 7, 1995.

         We also consent to the references in such Registration Statement to our opinion and to our role as PRT's financial advisor.

         In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for the purposes of, the Securities Act of 1933, and the rules and regulations thereunder.





                                 CRUTTENDEN ROTH INCORPORATED



Irvine, California
February 12, 1996